Exhibit 99.1

Investor Contact: Larry P. Kromidas

Email: lpkromidas@olin.com

(314) 380-1452

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN TO PURSUE REGISTERED DEBT OFFERING

Clayton, MO, August 9, 2012- Olin Corporation (NYSE:OLN) announced today that it intends to commence an offering of $175 million in aggregate principal amount of Senior Notes due 2022 (the “Senior Notes”), subject to market and other conditions. The Senior Notes will be sold pursuant to Olin’s shelf registration statement and the base prospectus on file with the Securities and Exchange Commission. The underwriters for the transaction are BofA Merrill Lynch, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC. The proceeds of the offering are expected to be used to pay a portion of the purchase price for the previously announced acquisition of K. A. Steel Chemicals Inc. If the K. A. Steel Chemicals Inc. acquisition has not been consummated on or before the closing of the Senior Notes offering, the proceeds of the offering will be placed in an account pending the completion of the K. A. Steel Chemicals Inc. acquisition.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes, which may be made only pursuant to the terms of the relevant prospectus supplement (including the prospectus). These documents are available at no charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, these documents will be made available upon request to any underwriter participating in the offering. Interested parties may obtain a prospectus and the related prospectus supplement from BofA Merrill Lynch, 222 Broadway, 7th Floor, New York, NY 10038, Attention: Prospectus Department, or by calling: 1-800-294-1322 or emailing: dg.prospectus_requests@baml.com.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments: Chlor Alkali Products and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. These statements relate to analyses and other information based on management’s beliefs, certain assumptions made by management, forecasts of future results and current expectations, estimates and projections about our operations and the markets and economy in which we and our various segments operate. The statements contained in this release that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “intend”, “expect,” and variations of such words and similar expressions in this release to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

You should consider these forward-looking statements in light of risk factors discussed in the Prospectus Supplement to be filed with the Securities and Exchange Commission and those in our annual report on Form 10-K for the year ended December 31, 2011, and subsequent periodic filings made with the Securities and Exchange Commission. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2012—14